TEGAL CORPORATION REPORTS
FIRST QUARTER FISCAL 2008 FINANCIAL RESULTS

San Jose, Calif., August 14, 2007 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the First Quarter Fiscal Year 2008, which ended June 30, 2007.  Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 2pm Pacific Time, Tuesday, August 14, 2007.  More information about the conference call is provided below.

First Quarter Highlights

•  During the first quarter of fiscal 2008, the company recorded new bookings of $20.7 million in systems revenue, approximately equal to all revenue recorded for fiscal year 2007.  Systems billings during the quarter were $3.2 million.  The system backlog as of June 30, 2007 was $18.0 million.

•  Tegal’s net losses narrowed substantially from the same quarter last year and from the prior quarter, aided by both structural improvements and one-time events.  Net loss was $0.6 million or ($0.09) per share during the first quarter of fiscal 2008, compared to a net loss of $1.8 million or ($0.26) per share in the same quarter last year and a net loss of $2.0 million or ($0.28) per share during the previous quarter.

•  Shipments during the quarter included an advanced etch system for high volume manufacturing of integrated active - passive devices in Europe and a 901ACS etch tool to a leading European opto-semiconductor / LED manufacturer to support capacity expansion for lighting and optical sensor device production.

•  The Company announced a gift of $350,000 to establish the Peter J. Clarke Professorship for the Director of the California NanoSystems Institute at the University of California, Santa Barbara.

•  The Company announced that it will hold its Annual Meeting at 10:00 a.m. PDT on Tuesday, September 18, 2007 at its facility located at 51 Daggett Drive, San Jose, California.  Stockholders of record as of July 18, 2007 are invited to attend.

“During the first quarter our focus was mainly on manufacturing as the many orders that we received in the past few months must all be delivered within this calendar year,” said Thomas Mika, President and CEO of Tegal Corporation.  “We have a great team in place, and I am confident that we can deliver, install and qualify these systems efficiently and on time.  Our ability to execute and our presence in some fast growing markets position us well for additional new order opportunities during the year.   While the recent demands that manufacturing and field support are placing on our engineering and process development resources have been significant, we continue to make progress on our new product developments.  We are very excited about the growth we will demonstrate during the year driven by our recent new order momentum and our continued progress towards achieving profitability.  I look forward to seeing many of our stockholders at our upcoming annual meeting in San Jose.”

Financial Results
Revenues for the first quarter of fiscal 2008 were $4.6 million, a decrease of 30% from the $6.6 million for the same quarter last year.  Tegal reported a net loss of ($0.6) million, or ($0.09) per share, for the quarter, compared to a net loss of ($1.8) million, or ($0.26) per share in the comparable quarter one year ago.

Gross profits for the first quarter of fiscal 2008 were 35.3% compared to 38.0% in the same quarter one year ago, but better than the 31.6% reported for the fourth quarter of fiscal 2007.

Operating losses for the first quarter were $1.4 million, including approximately $0.6 million of non-cash charges.  This was an improvement over the $1.8 million loss in the same period last year and the $2.0 million loss for the fourth quarter of fiscal 2007, which included $0.7 million and $0.6 million of non-cash charges, respectively.

Cash at the end of the fiscal first quarter of 2008 was $23.3 million, a $2.4 million decrease from the end of the March quarter.   Over the same 3 month period, inventories increased by $3 million to $8.6 million, while accounts payable increased by $1.7 million to $3.7 million, both reflecting the investment required to fulfill orders coming in during the quarter.

$19.5 million remains in a Litigation Suspense liability account, pending resolution of the company’s dispute with its attorneys over the amount payable under the settlement agreement.

Investor Conference Call
Tegal Corporation will discuss these results and further details of its first quarter of fiscal 2008 during a conference call today, August 14, 2007, at 5:00 p.m. EST / 2:00 p.m. PST.  The call is open to all interested investors.  The call-in numbers are (866) 543-6408 or (617) 213-8899.  For either dial-in number, Investors should reference passcode: 83466850.  A digital recording will be made available two hours after the completion of the conference call, and it will be accessible through midnight on Tuesday, August 21, 2007. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 79968707.   The conference call also will be available online via the Investor Section of the Company’s website at: www.tegal.com.  An online replay of the teleconference, along with a copy of the Company’s earnings release, will also be available on the Company’s website.

Safe Harbor Statement
Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.  For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices.   Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents.  Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763-5600
or
The Blue Shirt Group
Rakesh Mehta or Chris Danne, 415/217-7722

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30	March 31
	2007	2007

ASSETS
Current assets:
Cash and cash equivalents	$23,349	$25,776
Accounts receivable, net of allowances for sales returns and doubtful accounts of $318 and $413 at June 30, 2007 and March 31, 2007, respectively	6,883	6,634
Inventories, net	8,640	5,567
Prepaid expenses and other current assets	1,350	991
Total current assets	40,222	38,968
Property and equipment, net	1,312	1,351
Intangible assets, net	1,087	1,161
Other assets	108	176
Total assets	$42,729	$41,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank lines of credit	$—	$10
Accounts payable	3,705	1,974
Accrued product warranty	1,191	1,101
Deferred revenue	968	1,064
Litigation suspense	19,500	19,500
Accrued expenses and other current liabilities	3,244	3,590
Total current liabilities	28,608	27,239
Total long term liabilities	—	—
Total liabilities	28,608	27,239
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock; $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 200,000,000 shares authorized; 7,113,372 and 7,106,867 shares issued and outstanding at June 30, 2007 and March 31, 2007, respectively	71	71
Additional paid-in capital	122,871	122,473
Accumulated other comprehensive income (loss)	184	240
Accumulated deficit	(109,005)	(108,367)
Total stockholders’ equity	14,121	14,417
Total liabilities and stockholders’ equity	$42,729	$41,656

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,	Three Months Ended June 30,
	2007	2006

Revenue	$4,598	$6,576
Cost of sales	2,977	4,078
Gross profit	1,621	2,498
Operating expenses:
Research and development expenses	778	996
Sales and marketing expenses	1,006	1,044
General and administrative expenses	1,203	2,302
Total operating expenses	2,987	4,342
Operating loss	(1,366)	(1,844)
Other income (expense), net	728	42
Net loss	$(638)	$(1,802)
Net loss per share, basic and diluted	$(0.09)	$(0.26)
Shares used in per share computation:
Basic and diluted	7,110	7,023

Note: Shares used in per share computation for Basic and Diluted reflect a 1 to12 reverse stock split effected by the Company on July 25, 2006